Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2013 Equity Incentive Award Plan of Pattern Energy Group Inc. of our reports dated April 24, 2013, with respect to the financial statements of Pattern Energy Group Inc. and Pattern Energy Predecessor included in its Registration Statement (Form S-1) and related Prospectus of Pattern Energy Group Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

October 4, 2013